UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2021

NOVELIS INC.

(Exact name of Registrant as specified in its charter)

Canada	001-32312	98-0442987
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3560 Lenox Road, Suite 2000, Atlanta, GA	30326
(Address of principal executive offices)	(Zip Code)

(404) 760-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K, dated July 26, 2021, Novelis Corporation (the “Company”), a wholly owned subsidiary of Novelis Inc., delivered a notice (the “Original Notice”) for the conditional redemption of all of its then outstanding 5.875% Senior Notes due 2026 (the “2026 Notes”) pursuant to the indenture, dated as of September 14, 2016 (the “2026 Notes Indenture”), among the Company, the guarantors party thereto from time to time and Regions Bank, as trustee.

As a result of completing the offering of senior notes by the Company on August 11, 2021, the redemption conditions (the “Redemption Conditions”) set forth in the Original Notice were satisfied and on August 23, 2021, the Company delivered an amended conditional notice that the Redemption Conditions have been satisfied and that it would redeem all of the 2026 Notes on August 25, 2021 (the “Redemption Date”). On August 24, 2021, the Company deposited sufficient funds with the trustee to redeem the 2026 Notes and on August 25, 2021, instructed such trustee to apply the deposited funds to redeem in full the aggregate principal amount of the 2026 Notes outstanding on the Redemption Date. As a result, the 2026 Notes have been redeemed and the 2026 Notes Indenture has been satisfied and discharged in accordance with its terms. Notwithstanding the foregoing, certain customary provisions of the 2026 Notes Indenture, including those relating to the compensation and indemnification of the trustee, will survive. The 2026 Notes were redeemed at a redemption price equal to 103.381% of the principal amount thereof, plus accrued and unpaid interest to August 25, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.

Date: August 25, 2021	By:	/s/ Christopher Courts
Christopher Courts
General Counsel, Corporate Secretary and Compliance Officer